Exhibit 2.1

Execution Version
AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT
AND LIMITED WAIVER
     This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT AND LIMITED WAIVER (this “Amendment and Waiver”) is made effective as of September 14, 2010, by and among TechTeam Global, Inc., a Delaware corporation (“Seller”), Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”), and Jacobs Technology Inc., a Tennessee corporation and a wholly-owned subsidiary of Buyer Parent (“Buyer”), in connection with that certain Stock Purchase Agreement, dated as of June 3, 2010, by and among Seller, Buyer Parent and Buyer (the “Stock Purchase Agreement”). Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Stock Purchase Agreement.
     WHEREAS, pursuant to Section 11.02 of the Stock Purchase Agreement, the Parties desire to amend the Stock Purchase Agreement as specified in Section A below; and
     WHEREAS, Each of Seller and Buyer are willing to waive certain conditions precedent to such Party’s respective obligation to consummate the Closing pursuant to the terms of the Stock Purchase Agreement as expressly set forth in Section C below;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, agree as follows:
A. Amendment to Stock Purchase Agreement. Effective as of the date hereof, the Stock Purchase Agreement shall be, and hereby is, amended as follows:
     1. References. From and after the execution of this Amendment and Waiver by the Parties, (a) any references to the Stock Purchase Agreement shall be deemed a reference to the Stock Purchase Agreement as amended by this Amendment and Waiver, and (b) any reference in the Stock Purchase Agreement to “hereof”, “herein”, “hereunder”, “hereby” and “this Agreement” shall be deemed to refer to the Stock Purchase Agreement as amended by this Amendment and Waiver.
     2. Definitions.
          a. The definition of “Amendment and Waiver” set forth below shall be added to Section 1.1 of the Stock Purchase Agreement immediately after the definition of “Agreement”:
“Amendment and Waiver” shall mean that certain Amendment No. 1 to Stock Purchase Agreement and Limited Waiver, dated as of September 14, 2010, by and among Seller, Buyer Parent and Buyer.

          b. The definition of “Amendment Officer’s Certificate” set forth below shall be added to Section 1.1 of the Stock Purchase Agreement immediately after the definition of “Amendment and Waiver”:
“Amendment Officer’s Certificate” has the meaning ascribed thereto in Section B of the Amendment and Waiver.
          c. The definition of “Enterprise Value” set forth in Section 1.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Enterprise Value” means Forty-Five Million Dollars ($45,000,000).
          d. The definition of “Escrow Agreement” set forth in Section 1.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Escrow Agreement” means the Escrow Agreement to be entered into concurrently with the Closing by and among Seller, Buyer and the Escrow Agent, substantially in the form attached as Exhibit A to the Amendment and Waiver, as amended, supplemented or otherwise modified from time to time after the Closing Date with the written consent of all parties thereto.
          e. The definition of “Indemnification Escrow Amount” set forth in Section 1.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Indemnification Escrow Amount” means Eight Million Six Hundred Thousand Dollars ($8,600,000).
          f. The definition of “Outside Date” set forth in Section 1.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Outside Date” means October 5, 2010.
          g. The definition of “Transition Services Agreement” set forth in Section 1.1 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Transitional Services Agreement” means the Transitional Services Agreement to be entered into by and between Seller and Buyer concurrently with the Closing in the form attached as Exhibit B to the Amendment and Waiver.
     3. Closing. Section 2.03 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place on the later of October 5, 2010 or the first (1st) calendar day following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII of this

Agreement (excluding those conditions which by their nature are to be satisfied as part of the Closing), at 10:00 a.m., Washington, D.C. time, at the offices of Blank Rome LLP, Watergate 600 New Hampshire Avenue, Washington, DC 20037, or at such other place, time or date as the Parties hereto may agree (the date on which the Closing actually occurs, the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date.”
     4. Deliveries by Buyer. Section 2.04(a)(i) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“payment of the Initial Cash Amount by, at Buyer’s election, either (A) certified or official bank check payable in immediately available funds to the order of Seller, or (B) by wire transfer of immediately available funds to an account or accounts designated by Seller, by written notice to Buyer, which notice shall be delivered at least two (2) Business Days prior to the Closing Date;”
     5. Deliveries by Seller to Buyer. Section 2.05(e) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“a Certification executed by a duly authorized officer of Seller certifying to the matters set forth in Section 8.02(a) as amended and restated pursuant to the Amendment and Waiver and, except as set forth in the Amendment Officer’s Certificate or for any covenant or obligation expressly waived by Buyer in the Amendment and Waiver, to the matters set forth in Section 8.02(b).”
     6. Purchase Price Adjustment. The second sentence of Section 2.07(b) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“The Closing Balance Sheet shall be prepared as if the close of business Eastern Time on the day immediately prior to the Closing Date was the Company’s fiscal year-end and shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements (as hereinafter defined).”
     7. Escrow Arrangements. Section 2.08(c) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“On the first Business Day following the twenty-four (24) month anniversary of the Closing Date (such Business Day, the “First Scheduled Escrow Release Date”), Seller and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, from the Escrow Account to Seller an amount (if such amount is greater than zero) equal to the difference of (x) Two Million Eight

Hundred Sixty-Six Thousand Six Hundred Sixty Seven Dollars ($2,866,667) (the “First Escrow Release Amount”), minus (y) the sum of (A) the aggregate amount of all amounts previously paid to Buyer Indemnitees from the Indemnification Escrow Amount, plus (B) the aggregate amount of all Unsatisfied Escrow Claims.”
     8. Disclosure Schedule Supplements. The last sentence of Section 5.08 of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Any such supplements, modifications and updates set forth in the Updated Disclosure Schedules shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnifications provided for in Article IX hereof and, except for any matter set forth in the Amendment Officer’s Certificate, will not be deemed to have cured any such breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Sections 8.01 or 8.02 have been satisfied.”
     9. Use of Seller’s Name. Section 6.03(f) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Buyer shall, within five (5) Business Days following the date on which the last change of name agreement that an Acquired Company is required to submit pursuant to Applicable Law or by the applicable Governmental Authority with respect to any Government Contracts (as applicable) is accepted and countersigned by the applicable Governmental Authority and delivered to such Acquired Company, cause an amendment to the Certificate of Incorporation of each Acquired Company to become effective changing the name of such entity to delete the name “TechTeam” to the extent such Acquired Company’s name contains the word “TechTeam.”
     10. Conditions to Obligations of Seller and Buyer. Section 8.01(d) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Except as set forth in the Amendment Officer’s Certificate, each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects (other than representations and warranties which are qualified by materiality or by Material Adverse Effect, which shall be true and correct in all respects) as of June 3, 2010 and on and as of the date of the Amendment and Waiver as if made on the date of the Amendment and Waiver, except to the extent such representations and warranties relate to a particular date or time period (in which case such representations and warranties shall be true and correct on and as of such date or for such time period).”

     11. Conditions to Obligations of Buyer.
          a. Section 8.02(a) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Except as set forth in the Amendment Officer’s Certificate and except for any covenant or obligation expressly waived by Buyer in the Amendment and Waiver, Seller shall have performed and complied in all respects with all covenants and obligations under Section 2.05 of this Agreement required to be performed and complied with by it as of the Closing Date and, except as set forth in the Amendment Officer’s Certificate and except for any covenant or obligation expressly waived by Buyer in the Amendment and Waiver, Seller shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date.”
          b. Section 8.02(g) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Except as set forth in the Amendment Officer’s Certificate and except with the prior written consent of Buyer after the date of the Amendment and Waiver, none of the Acquired Companies shall have entered into any teaming or similar Contract, Government Contract or Government Bid which (i) (A) imposes any restriction on the ability of any Acquired Company to compete in any business or activity within a certain geographic area, or pursuant to which any benefit or right is required to be given or lost as a result of so competing, (B) grants any exclusive license, supply or distribution agreement or other exclusive rights, or (C) grants any “most favored nation,” rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property Right, and (ii) Buyer reasonably believes would, individually or in the aggregate, materially and adversely affect Buyer, its Affiliates or any of the Acquired Companies following the Closing.”
     12. Indemnification by Seller.
          a. The first sentence of Section 9.02(d) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Notwithstanding anything to the contrary herein (other than Section 9.02(e) below), Seller’s aggregate liability under Section 9.02(a) shall not exceed: (i) during the period beginning on the Closing Date and ending on the last day of the twenty-fourth (24th) month following the Closing, an amount equal to Eight Million Six Hundred Thousand Dollars ($8,600,000) (the “Initial Cap”), and

(ii) during the period beginning on the first day of the twenty-fifth (25th) month following the Closing and ending on the last day of the thirty-sixth (36th) month following the Closing, an amount equal to Five Million Seven Hundred Thirty-Three Thousand Three Hundred Thirty Three Dollars ($5,733,333) (minus the amount of claims in excess of Two Million Eight Hundred Sixty-Six Thousand Six Hundred Sixty Seven Dollars ($2,866,667) applied against the Initial Cap within the first twenty-four (24) months after the Closing) (the “Adjusted Cap”).”
          b. Notwithstanding any other provision of the Stock Purchase Agreement, this Amendment and Waiver or the Amendment Officer’s Certificate to the contrary, the Parties hereby acknowledge and agree that the Buyer Indemnitees shall be indemnified and held harmless by Seller pursuant to Section 9.02(a) of the Stock Purchase Agreement, subject to the restrictions and limitations set forth in Article IX of the Stock Purchase Agreement, for any Losses sustained, suffered or incurred by any of the Buyer Indemnitees, or to which any of the Buyer Indemnitees may be subjected, arising from any breach of any representation or warranty of Seller contained in the Stock Purchase Agreement as of June 3, 2010 or as of the Closing Date as if each such representation and warranty was made on and as of the Closing Date.
     13. Grounds for Termination.
          a. Section 10.01(i) of the Stock Purchase Agreement is hereby deleted in its entirety;
          b. Section 10.01(j) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(j) by Buyer (by written notice of termination from Buyer to Seller, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) except as set forth in the Amendment Officer’s Certificate, any of Seller’s representations and warranties shall have been inaccurate as of June 3, 2010, or as of the date of the Amendment and Waiver, such that the condition set forth in Section 8.01(d) would not be satisfied, (ii) except as set forth in the Amendment Officer’s Certificate or for any covenant or condition expressly waived by Buyer in the Amendment and Waiver, any of Seller’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.02(a) would not be satisfied, (iii) any of the Acquired Companies shall have entered into any teaming or similar Contract, Government Contract or Government Bid, such that the condition set forth in Section 8.02(g) would not be satisfied, or (iv) any Proceeding shall be initiated, threatened or pending (other than any Proceeding initiated or threatened by Buyer, Buyer Parent or any of their respective Affiliates) which could reasonably be expected to materially and adversely affect the Business, the Acquired Companies, Buyer or Buyer Parent (including, without limitation, any such Proceeding relating to any alleged violation of, or non compliance with, any Applicable Law or any allegation of fraud or intentional misrepresentation);”
          c. Section 10.01(k) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(k) by Seller (by written notice of termination from Seller to Buyer, in which reference is made to the specific provision(s) of this subsection giving rise to the right of termination) if (i) any of Buyer’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 8.03(a) would not be satisfied, (ii) (A) any of Buyer’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.03(a) would not be satisfied and (B) such inaccuracy has not been cured by Buyer within five (5) Business Days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) any of the Buyer’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 8.03(b) would not be satisfied; and”; and
          d. Section 10.01(l) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(l) by Seller (by written notice of termination from Seller to Buyer, in which reference is made to this subsection, specifying the nature of the Material Adverse Effect) if, since the date of this Agreement, there shall have occurred any Material Adverse Effect with respect to Buyer or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have, a Material Adverse Effect with respect to Buyer.”
     14. No Further Amendment. Except as otherwise provided in this Section A, the Stock Purchase Agreement shall remain unchanged and in full force and effect.
B. Amendment Officer’s Certificate. Concurrently with the execution of this Amendment and Waiver, Seller shall deliver, or cause to be delivered for and on behalf of Seller, to Buyer a

Certification executed by a duly authorized officer of Seller in the form attached hereto as Exhibit C (the “Amendment Officer’s Certificate”), certifying for and on behalf of Seller that: (i) except as set forth in the Amendment Officer’s Certificate, each of the representations and warranties of Seller in the Agreement were true and correct in all material respects (other than such representations and warranties which are qualified by materiality or by Material Adverse Effect, which were true and correct in all respects) when made and each of the representations and warranties of Seller contained in the Stock Purchase Agreement are true and correct in all material respects (other than such representations and warranties which are qualified by materiality or by Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of this Amendment and Waiver as if made on the date of this Amendment and Waiver, except to the extent such representations and warranties relate to a particular date or time period (in which case such representations and warranties shall be true and correct on and as of such date or for such time period) and (ii) except as set forth in the Amendment Officer’s Certificate, except for any covenant or obligation expressly waived by Buyer in the Amendment and Waiver and except for the covenants and obligations under Section 2.05 of this Agreement, Seller has performed and complied in all material respects with all other covenants and obligations that it is required to perform and comply with under this Agreement on or prior to the date of the Amendment and Waiver, and (iii) except as set forth in the Amendment Officer’s Certificate or for any covenant or obligation expressly waived by Buyer in the Amendment and Waiver, (A) all Consents and Government Contract Consents set forth on Schedule 8.02(b)(i), (B) all notices set forth on Schedule 8.02(b)(ii), and (C) all Governmental Approvals have been obtained, made or given (as applicable).
C. Limited Waivers.
     1. Conditions to Obligations of Seller and Buyer. Effective as of the date hereof, and in reliance and conditioned upon the effectiveness of the amendments to the Stock Purchase Agreement set forth in Section A above, each of Seller and Buyer hereby waives the following condition precedent to its respective obligation to consummate the Closing pursuant to the terms of the Stock Purchase Agreement:
          a. with respect to the Teaming Agreement between the Company and Spectrum Comm., Inc. dated April 13, 2010 (the “Spectrum Teaming Agreement”) and only the Spectrum Teaming Agreement, the condition set forth in Section 8.01(e) of the Stock Purchase Agreement.
     2. Conditions to Obligations of Buyer. Effective as of the date hereof, and in reliance and conditioned upon the effectiveness of the amendments to the Stock Purchase Agreement set forth in Section A above, Buyer hereby waives the following conditions precedent to its obligation to consummate the Closing pursuant to the terms of the Stock Purchase Agreement:
          a. with respect to the assignment of the Lease set forth on Schedule B hereto, and only the assignment of such Lease, the condition set forth in Section 8.02(a) of the Stock Purchase Agreement;

          b. with respect to the Consents set forth on Schedule A hereto (the “Specified Consents”) and only with respect to the Specified Consents, the condition set forth in Section 8.02(b) of the Stock Purchase Agreement;
          c. Section 8.02(c) of the Stock Purchase Agreement in its entirety;
          d. Section 8.02(d) of the Stock Purchase Agreement with respect to any Proceeding initiated or threatened by or on behalf of Buyer, Buyer Parent or any of their respective Affiliates; and
          e. Section 8.02(f) of the Stock Purchase Agreement in its entirety.
     3. Conditions to Obligations of Seller. Effective as of the date hereof, and in reliance and conditioned upon the effectiveness of the amendments to the Stock Purchase Agreement set forth in Section A above, Seller hereby waives the following condition precedent to its obligation to consummate the Closing pursuant to the terms of the Stock Purchase Agreement:
          a. Section 8.03(c) of the Stock Purchase Agreement in its entirety.
     4. Condition to Effectiveness of Waivers. Each of the Parties acknowledges and agrees that the limited waivers made herein by such Party are expressly made in reliance and continued upon the effectiveness of all of the amendments to the Stock Purchase Agreement set forth in Section A above, and but for the effectiveness of such amendments, such Party would not be making such waiver.
     5. No Other Waiver. Any waiver herein shall constitute a waiver only with respect to the specific matters described herein and shall in no way impair the rights, powers or remedies of the Party granting such waiver in any other respect or at any other time.
D. Agreement Regarding Lease Agreement. Notwithstanding the waiver granted in Section C.2.b. above or any other provision of this Amendment and Waiver or the Stock Purchase Agreement to the contrary, Seller shall deliver to Buyer an assignment of the Lease set forth on Schedule C hereto, duly executed by Seller and the landlord pursuant to such Lease, on or before the ninetieth (90th) calendar day following the Closing.
E. Acknowledgements by Buyer. Notwithstanding any other provision of this Amendment and Waiver or the Stock Purchase Agreement to the contrary, Buyer acknowledges and agrees that Buyer shall not have any right to refuse to consummate the Contemplated Transactions pursuant to Section 8.01(d), Section 8.02(a), Section 8.02(b) or Section 8.02(g), in each case, based on any matter set forth in the Amendment Officer’s Certificate or, with respect to Section 8.01(d) only, any matter arising after the date of this Amendment and Waiver, including any matter that is set forth in any Updated Disclosure Schedule delivered by Seller to Buyer following the date of this Amendment and Waiver. Notwithstanding any other provision of this Amendment and Waiver or the Stock Purchase Agreement to the contrary, Buyer acknowledges and agrees that the Amendment Officer’s Certificate shall be void and shall have no force or effect if the Closing does not occur, in which case, any references to the Amendment Officer’s Certificate herein shall also no longer have any force or effect.

F. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law thereof or of any other jurisdiction to the extent that the application of the laws of another jurisdiction would be required thereby.
G. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In the event that any signature to this Amendment and Waiver is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party so executing (or on whose behalf such signature is executed), with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
H. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Amendment and Waiver or the Stock Purchase Agreement nor in any way affect this Amendment and Waiver or the Stock Purchase Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Amendment and Waiver to be duly executed and delivered as of the day and year first above written.

TECHTEAM GLOBAL, INC.
By:	/s/ Margaret M. Loebl
Margaret M. Loebl
Corporate Vice President, Chief Financial Officer and Treasurer

JACOBS ENGINEERING GROUP INC.
By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Executive Vice President, Finance and Administration and Treasurer

JACOBS TECHNOLOGY INC.
By:	/s/ John W. Prosser, Jr.
John W. Prosser, Jr.
Treasurer
[SIGNATURE PAGE TO AMENDMENT NO. 1 TO
STOCK PURCHASE AGREEMENT AND LIMITED WAIVER]

SCHEDULE A
CONSENTS
[OMITTED]
SCHEDULE B
LEASE AGREEMENT
[OMITTED]
SCHEDULE C
LEASE AGREEMENT
[OMITTED]
EXHIBIT A
FORM OF ESCROW AGREEMENT
[OMITTED]
EXHIBIT B
FORM OF TRANSITIONAL SERVICES AGREEMENT
[OMITTED]
EXHIBIT C
FORM OF AMENDMENT OFFICER’S CERTIFICATE
[OMITTED]